                                                                      Exhibit 12

                  PHILIP MORRIS COMPANIES INC. AND SUBSIDIARIES
               Computation of Ratios of Earnings to Fixed Charges
                            (in millions of dollars)

                                -----------------


                                                                           Nine Months Ended        Three Months Ended
                                                                           September 30, 2002       September 30, 2002
                                                                           ------------------       ------------------

 Earnings before income taxes and minority interest                                $15,128                    $6,932

 Add (deduct):
 Equity in net earnings of less than 50% owned affiliates                             (158)                      (53)
 Dividends from less than 50% owned affiliates                                          27
 Fixed charges                                                                       1,228                       404
 Interest capitalized, net of amortization                                               8                         3
                                                                                   -------                    ------

 Earnings available for fixed charges                                              $16,233                    $7,286
                                                                                   =======                    ======

 Fixed charges:
 Interest incurred:
    Consumer products                                                              $ 1,022                    $  336
    Financial services                                                                  74                        25
                                                                                   -------                    ------

                                                                                     1,096                       361

 Portion of rent expense deemed to represent interest factor                           132                        43
                                                                                   -------                    ------

 Fixed charges                                                                     $ 1,228                    $  404
                                                                                   =======                    ======

 Ratio of earnings to fixed charges (A)                                               13.2                      18.0
                                                                                   =======                    ======



(A) Earnings before income taxes and minority interest for the nine months and three months ended September 30, 2002 include a non-recurring pre-tax gain of $2,653 related to the Miller Brewing Company transaction disclosed in Note 5 to the Company's condensed consolidated financial statements. Excluding this gain, the ratio of earnings to fixed charges would have been 11.1 for the nine months ended September 30, 2002 and
        11.5 for the three months ended September 30, 2002.

                                                                      Exhibit 12

                  PHILIP MORRIS COMPANIES INC. AND SUBSIDIARIES
               Computation of Ratios of Earnings to Fixed Charges
                            (in millions of dollars)

                                -----------------


                                                                        For the Years Ended December 31,
                                                   ---------------------------------------------------------------------------

                                                     2001            2000             1999            1998             1997
                                                     ----            ----             ----            ----             ----
Earnings before income taxes, minority
   interest and cumulative effect of
   accounting change                                $14,284         $14,087          $12,821        $  9,215          $10,698

Add (deduct):
 Equity in net earnings of less than 50%
   owned affiliates                                    (228)           (228)            (197)           (195)            (207)
 Dividends from less than 50% owned
   affiliates                                            29              70               56              70              138
 Fixed charges                                        1,945           1,348            1,363           1,386            1,438
 Interest capitalized, net of
   amortization                                          10               7               (2)             (5)             (16)
                                                    -------         -------          -------         -------          -------

 Earnings available for fixed charges               $16,040         $15,284          $14,041         $10,471          $12,051
                                                    =======         =======          =======         =======          =======

Fixed charges:
Interest incurred:
   Consumer products                                 $1,665         $ 1,087           $1,118          $1,166           $1,224
   Financial services                                   102             114               89              77               67
                                                    -------         -------          -------         -------          -------

                                                      1,767           1,201            1,207           1,243            1,291

 Portion of rent expense deemed to
   represent interest factor                            178             147              156             143              147
                                                    -------         -------          -------         -------          -------

Fixed charges                                        $1,945          $1,348           $1,363          $1,386           $1,438
                                                     ======          ======           ======          ======           ======

Ratio of earnings to fixed charges                      8.2            11.3             10.3             7.6              8.4
                                                     ======          ======           ======          ======           ======
